Exhibit 8.1

Feutune Light Acquisition Corporation	March 15, 2024
48 Bridge Street, Building A
Metuchen, New Jersey 08840

Ladies and Gentlemen:

We have acted as counsel to Feutune Light Acquisition Corporation, a Delaware corporation (“FLFV,” or “PubCo”) that will enter into a business combination by and among FLFV, Feutune Light Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FLFV (“Merger Sub”), and Thunder Power Holdings Limited, a British Virgin Islands company (“Thunder Power” or the “Company”), pursuant to which Thunder Power will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of FLFV (the “Merger”) pursuant to the business combination agreement entered into by and among FLFV, Thunder Power and certain other parties thereto dated October 26, 2023.

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of FLFV, Merger Sub, the Company or the shareholders of the Company immediately prior to the Effective Time (collectively, the “Company Shareholders”), each Company Shareholder’s ordinary shares, par value $0.0001 per share, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (excluding dissenting shares and shares held by the Company or any of its direct or indirect subsidiaries as of immediately prior to the Effective Time) will be canceled and automatically converted into (i) the right to receive, without interest, the applicable portion of the Closing Merger Consideration Shares (as defined herein) as set forth in the Closing Consideration Spreadsheet found in or as an attachment to the Registration Statement (as defined in the Merger Agreement) and (ii) the contingent right to receive the applicable portion of the Earnout Shares (as defined herein), if, as and when payable in accordance with the earnout provisions described below. For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to such Company Shareholder’s Company Ordinary Shares, except the right to receive the Closing Per Share Merger Consideration (as defined in the Merger Agreement) and the Earnout Shares. “Closing Merger Consideration Shares” means 40,000,000 shares of common stock of PubCo, which are equal or equivalent in value to the sum of $400,000,000 divided by $10.00 per share. “Earnout Shares” means 20,000,000 shares of common stock of PubCo, which are equal or equivalent in value to the sum of $200,000,000 divided by $10.00 per share, subject to the vesting schedule set forth in the Merger Agreement.

This opinion is being delivered in connection with the registration statement of FLFV on Form S-4, which was initially filed on December 7, 2023 with the U.S. Securities and Exchange Commission (“SEC”), as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms not defined herein have the meanings set forth in the Business Combination Agreement. All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) PubCo’s amended and restated memorandum and articles of association (the “Amended PubCo Charter”); (iii) the Business Combination Agreement; and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Business Combination will be consummated in the manner described in the Registration Statement, and will be effective under applicable laws and (ii) the Registration Statement accurately and completely reflects the facts relating to the Business Combination. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

3170 Coral Way, Unit 1608, Miami, FL 33145	giancarlo@messinamadridlaw.com	Tel. (917) 225-6827

Our opinion is based on the Code, Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion letter and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the heading “United States Federal Income Tax Considerations”, is our opinion insofar as such statements purport to describe matters of United States federal income tax law.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position. Except as expressly set forth above, we express no other opinion with respect to any tax matter. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

This opinion letter is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “United States Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” within the meaning of the Securities Act or the rules and regulations of the SEC or that this consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

MESSINA MADRID LAW PA

By:	/s/ Giancarlo A. Messina
Giancarlo A. Messina,
Managing Partner

3170 Coral Way, Unit 1608, Miami, FL 33145	giancarlo@messinamadridlaw.com	Tel. (917) 225-6827